UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 5, 2022

Verve Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Suite 901 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 603-0070

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On July 5, 2022, Verve Therapeutics, Inc. (“Verve”), entered into an Amended and Restated Collaboration and License Agreement (the “Amendment”) with Beam Therapeutics Inc. (“Beam”), which amended the Collaboration and License Agreement entered into between Verve and Beam on April 3, 2019 (the “Original Agreement”, and as amended by the Amendment, the “Amended Agreement”). The Original Agreement provided Verve with an exclusive, worldwide, sublicensable license under certain of Beam’s base editing, gene editing, and delivery technologies for human therapeutic applications against four liver-mediated, cardiovascular disease targets, including PCSK9 and ANGPTL3, and two undisclosed gene targets (the “Undisclosed Genes”).

Pursuant to the Amendment, Beam granted Verve an exclusive, worldwide, sublicensable license under certain of Beam’s base editing technology to develop and commercialize products directed towards an additional liver-mediated, cardiovascular disease target. Verve will be responsible for the development and commercialization of products targeting such gene, subject to Beam’s opt-in right. Following the final dosing of a patient in a Phase 1 clinical trial of a licensed product for such gene, Beam has the right to opt-in to share 35% of worldwide expenses of the development of such licensed product, as well as jointly commercialize and share 35% of the profits and expenses of commercializing such licensed product worldwide. If Beam does not elect to opt-in, Beam would be entitled to receive milestones and royalties on the same basis as other collaboration products as provided in the Original Agreement.

In exchange, Verve granted to Beam an exclusive, worldwide, sublicensable, fully paid-up license under Verve’s intellectual property, including under Verve’s GalNAc-LNP delivery technology, relating to a preclinical program developed by Verve.

In addition, the Amended Agreement:

•	clarifies intellectual property rights with respect to Verve’s GalNAc-LNP delivery technology;

•

grants Beam, on a target-by-target basis, the option to obtain a non-exclusive, worldwide, sublicensable license to Verve’s GalNAc-LNP delivery technology for the development and commercialization of certain base editor products, as to which Beam would owe Verve a fee upon exercise of each option, certain regulatory and commercial sale milestones as well as low single-digit royalties on net sales for base editor products using the GalNAc-LNP delivery technology;

•

terminates Verve’s rights and economic obligations under the Original Agreement with respect to the Undisclosed Genes, allowing Verve and Beam to independently develop and commercialize products directed to such gene targets; and

•

concludes other licenses that applied under the Original Agreement with respect to delivery and other technologies developed by the parties for the development and commercialization of base editor products.

The Amendment also contains representations and warranties, covenants, and other negotiated provisions, including confidentiality obligations, customary for transactions of this nature.

The foregoing descriptions of the terms of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, a copy of which Verve intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERVE THERAPEUTICS, INC.

Date: July 7, 2022	By:	/s/ Andrew Ashe
Name: Andrew Ashe
Title: President and Chief Operating Officer